Exhibit (g)(iv)

AUTOMATIC WITH FACULTATIVE OPTION

YEARLY RENEWABLE TERM

REINSURANCE AGREEMENT

Effective January 1, 2011

Between

The Guardian Insurance & Annuity Company, Inc.

(“Ceding Company”)

Wilmington, Delaware

and

The Guardian Life Insurance Company of America

(“Reinsurer”)

New York, New York

1 PREAMBLE		12
1.1	This Agreement	12
1.2	Construction	12
1.3	Entire Agreement	12
2 REINSURANCE COVERAGE		13
2.1	Reinsurance Basis	13
2.2	Automatic Reinsurance Terms	13
2.3	Facultative Reinsurance Terms	13
2.4	Commencement of Reinsurance Coverage	14
2.5	Assessments	15
3 REINSURANCE PREMIUMS		16
3.1	Reinsurance Premium	16
3.2	Premium Payment	16
3.3	Failure to Pay Reinsurance Premium	16
3.4	Overpayment of Reinsurance Premium	16
3.5	Underpayment of Reinsurance Premium	17
3.6	Return of Reinsurance Premium	17
3.7	Unearned Reinsurance Premium Refund	17
3.8	Premium Guarantee	17
4 REINSURANCE EXPENSE ALLOWANCES		19
4.1	Expense Allowances for Covered Policies Assumed by the Ceding Company	19
4.2	Expense Allowance Payment	19
4.3	Premium Taxes	19
5 BENEFIT PAYMENTS		20
5.1	Benefit Payments	20
5.2	Benefit Payment Reimbursement	20
6 POLICY CHANGES		22
6.1	Notice	22
6.2	Increases	22
6.3	Reductions or Terminations	22
6.4	Risk Classification Changes	22
7 CONVERSIONS, EXCHANGES, AND REPLACEMENTS		23
7.1	Notice	23
7.2	Reinsurance Coverage	23
8 POLICYHOLDER REINSTATEMENTS		24
8.1	Automatic Reinstatement	24
8.2	Facultative Reinstatement	24
8.3	Premium Adjustment	24
9 RESERVES AND CREDIT FOR REINSURANCE		25
10 ACCOUNTING AND REPORTING		26
10.1	Accounting Statements and Reports	26
10.2	Payment Due Dates for the Net Settlement	26
10.3	Estimation of Amounts	26
10.4	Penalty Interest Payment	26

11 CLAIMS		27
11.1	Notice	27
11.2	Proofs	27
11.3	Death Claims Payable	27
11.4	Amount and Payment of Death Benefits	27
11.5	Contested Death Claims	27
11.6	Death Claim Expenses	28
12 NO EXTRACONTRACTUAL DAMAGES		29
13 GENERAL PROVISIONS		30
13.1	Good Faith and Disclosures	30
13.2	Inspection of Records	30
13.3	Currency	30
13.4	Survival	30
13.5	Offset	30
13.6	Severabililty	31
14 DAC TAX		32
15 INSOLVENCY		33
15.1	Insolvency of a Party to this Agreement	33
15.2	Insolvency of the Ceding Company	33
15.2	Insolvency of the Reinsurer	33
16 ERRORS AND OMISSIONS		34
17 ARBITRATION		35
17.1	General	35
17.2	Notice	35
17.3	Procedure	35
17.4	Costs	36
18 TREATMENT OF CONFIDENTIAL INFORMATION		37
19 TERM OF AGREEMENT, TERMINATION, AND TERMINAL ACCOUNTING		38
19.1	Term of Agreement	38
19.2	Termination of New Business	38
19.3	Recapture and Special Termination	38
19.4	Terminal Settlement	39
20 SIGNITURES		41

SCHEDULE A		42
SCHEDULE A – Exhibit A.1 Underwriting Guidelines		45
SCHEDULE A – Exhibit A.2 Pay Percentages		46
SCHEDULE A – Exhibit A.3 SOA 75-80 Mortality		47
SCHEDULE A – Exhibit A.4 2001 Valuation Basic Table		50
SCHEDULE A – Exhibit A.5 Frasierization Method		52
SCHEDULE B - Accounting and Reporting
SCHEDULE B - Accounting and Reporting - Exhibit B.1

1 PREAMBLE

1.1	This Agreement

This Agreement is a YRT reinsurance arrangement, dated effective January 1, 2011 (the “Effective Date”), including the attached Schedules, for indemnity reinsurance between the Guardian Insurance & Annuity Company of Wilmington, Delaware (“Ceding Company”) and The Guardian Life Insurance Company of America of New York, New York (“Reinsurer”), individually each a “Party” and collectively the “Parties”. The Parties agree that the terms and conditions set forth in this Agreement include the Schedules attached, each of which is made a part of this Agreement by this reference.

This Agreement is solely between the Reinsurer and the Ceding Company. No third party is a beneficiary to this Agreement. Reinsurance under this Agreement will not create any right or legal relationship between the Reinsurer and any other person, for example, any insured, policy owner, agent, beneficiary, assignee, or other reinsurer. The Ceding Company agrees that it will not make the Reinsurer a party to any litigation between any such third party and the Ceding Company. The Ceding Company and the Reinsurer will not disclose the other’s name to these third parties with regard to the agreements or transactions that are between the Ceding Company and the Reinsurer, unless the Ceding Company or the Reinsurer gives prior written approval for the use of its own name, or as required by regulation or law.

The terms of this Agreement are binding upon the Parties, their representatives, successors, and assignees. The Parties to this Agreement are bound by ongoing and continuing obligations and liabilities until the earlier of i) termination of this Agreement in accordance with the terms of this Agreement, or ii) the underlying policies are no longer in force. This Agreement shall not be bifurcated, assigned or assumed in whole or in part, without the prior written consent of both Parties.

1.2	Construction

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

1.3	Entire Agreement

This Agreement is the entire Agreement between the Parties with respect to the Covered Policies, as defined in Article 2.1, and there are no understandings between the Parties other than as expressed in this Agreement. Any change or modification to this Agreement is null and void unless made by written amendment to this Agreement and signed by both Parties.

2 REINSURANCE COVERAGE

2.1	Reinsurance Basis

Reinsurance Coverage is the Reinsurer’s Quota Share, plus amounts in excess of the Ceding Company’s Maximum Dollar Retention Limits, as shown in Section 3 of Schedule A, to be ceded on a Yearly Renewable Term. This agreement is limited to the indemnification of the Ceding Company’s contractual liabilities of the Covered Policies, defined herein as the policies directly written by the Ceding Company as set forth in Section 2 of Schedule A. Any policies acquired through merger with another company, reinsurance, or purchase of another company’s policies, are not included under the terms of this Agreement.

2.2	Automatic Reinsurance Terms

The Ceding Company agrees to cede and the Reinsurer agrees to automatically accept contractual risks on Covered Policies and Benefits set forth in Section 2 of Schedule A, subject to the conditions listed below.

•	The total amount of reinsurance ceded on a life by the ceding company to the Reinsurer is not in excess of the automatic binding limit shown in Section 4 of Schedule A.

•	The amount of life insurance in force plus the amount currently being applied for on that life in all companies does not exceed the jumbo limit set forth in Section 5 of Schedule A.

•	The substandard mortality rating does not exceed 500% or its equivalent on an extra premium basis.

•	The life insurance was issued in accordance with the ceding company’s normal underwriting rules and practices.

If a risk cannot be ceded automatically under the terms of this agreement the ceding company may submit the risk to the Reinsurer on a facultative basis.

2.3	Facultative Reinsurance Terms

When the Ceding Company submits a risk to the Reinsurer on a facultative basis, copies of the original application, all medical examinations, inspection reports and all other information the Ceding Company may have pertaining to the insurability of the risk shall accompany the application.

The Reinsurer shall notify the ceding company of its decision on the risk as soon as possible.

2.4	Commencement of Reinsurance Coverage

Commencement of the Reinsurer’s reinsurance coverage on any policy or pre-issue risk under this Agreement is described below:

a)	Automatic Reinsurance

The Reinsurer’s reinsurance coverage for any policy that is ceded automatically under this Agreement will begin and terminate simultaneously with the Ceding Company’s contractual liability for the policy reinsured, unless otherwise terminated in accordance with the terms of this Agreement.

b)	Facultative Reinsurance

The Reinsurer’s reinsurance coverage for any policy that is ceded facultatively under this Agreement will begin when:

i.	The Ceding Company accepts the Reinsurer’s offer; and

ii.	The policy has been issued.

The Reinsurer’s reinsurance coverage for any policy that is ceded facultatively under this Agreement will terminate simultaneously with the Ceding Company’s contractual liability for the policy reinsured, unless otherwise terminated in accordance with the terms of this Agreement.

c)	Pre-issue Coverage

The Reinsurer will not be liable for benefits paid under the Ceding Company’s conditional receipt or temporary insurance agreement unless all the conditions for automatic reinsurance coverage under Article 2.2 of this Agreement are met. The Reinsurer’s liability under the Ceding Company’s conditional receipt or temporary insurance agreement is limited to the lesser of i. or ii. below:

i.	The Reinsurer’s share of the Automatic Binding Limits shown in Section 4 of Schedule A.

ii.	The amount for which the Ceding Company is liable, less the amount the Ceding Company retained pursuant to Section 3 of Schedule A.

The pre-issue liability applies only once on any given life regardless of how many receipts were issued or initial premiums were accepted by the Ceding Company. After a policy has been issued, no reinsurance benefits are payable under this pre-issue coverage provision.

In the event that the Ceding Company’s rules with respect to cash handling and the issuance of conditional receipt or temporary insurance are not followed, the Reinsurer will participate in the liability if the conditions for automatic reinsurance are met and the Ceding Company does not knowingly allow such rules to be violated or condone such a practice. Such liability shall be limited to the lesser of i or ii above. As in all cases, the provisions of Article 11 shall apply to such a claim.

2.5	Assessments

Except as otherwise provided in this Agreement, the Reinsurer is not responsible for and will not reimburse the Ceding Company for any assessments (such as but not limited to, federal, state and local taxes) against the Ceding Company.

3 REINSURANCE PREMIUMS

3.1	Reinsurance Premium

Reinsurance premium rates and allowances for life insurance policies, riders and additional benefits reinsured under this Agreement are shown in Sections 7 and 8 of Schedule A.

3.2	Premium Payment

Reinsurance premiums are payable annually and in advance. The Ceding Company will calculate the amount of reinsurance premium due and, within twenty-five (25) days following the end of the Accounting Period, will send the Reinsurer a statement showing reinsurance premiums due for that period. For the purpose of this Agreement the Accounting Period shall be defined as a calendar month. If an amount is due the Reinsurer, the Ceding Company will remit that amount together with the statement. If an amount is due the Ceding Company, the Reinsurer will remit such amount within fifteen (15) days of receipt of the statement.

3.3	Failure to Pay Reinsurance Premium

If the Reinsurance Premium is 60 days past due, for reasons other than those due to error or omission as defined in Article 16, the Reinsurance Premium will be considered in default and the Reinsurer may terminate the reinsurance upon 30 days’ prior written notice to the Ceding Company. During these 30 days the Ceding Company may remedy the condition by paying all past due premiums. If not remedied by the Ceding Company the Reinsurer will have no further liability as of the termination date. The Ceding Company will be liable for the prorated Reinsurance Premium to the termination date. The Ceding Company agrees that it will not force termination under the provisions of this paragraph to avoid the recapture requirements or to transfer the block of business reinsured to another reinsurer.

Termination under this Article 3.3 is subject to the payment of a Terminal Settlement pursuant to Article 19.4.

3.4	Overpayment of Reinsurance Premium

If the Ceding Company overpays a Reinsurance Premium and the Reinsurer accepts the overpayment, the Reinsurer’s acceptance will not constitute nor create a reinsurance liability nor result in any additional reinsurance. Instead, the Reinsurer will be liable to the Ceding Company for a credit in the amount of the overpayment, without interest.

3.5	Underpayment of Reinsurance Premium

If the Ceding Company fails to make a full Reinsurance Premium payment for a policy or policies reinsured hereunder, due to an error or omission as defined below in Article 16, the amount of reinsurance coverage provided by the Reinsurer shall not be reduced. However, once the underpayment is discovered, the Ceding Company will be required to pay to the Reinsurer the difference between the full premium amount and the amount actually paid, without interest. If payment of the full premium is not made within 60 days after the discovery of the underpayment, the underpayment shall be treated as a failure to pay premiums and subject to the conditions of Article 3.3, above.

3.6	Return of Reinsurance Premium

If a misrepresentation or misstatement on an application results in the Ceding Company returning the policy premiums to the policy owner rather than paying the policy benefits, the Reinsurer will refund all of the reinsurance premiums it received on that policy to the Ceding Company, without interest.

This refund given by the Reinsurer will be in lieu of all other reinsurance benefits payable on that policy under this Agreement. If there is an adjustment to the policy benefits due to a misrepresentation or misstatement of age or sex, a corresponding adjustment will be made to the reinsurance benefits.

3.7	Unearned Reinsurance Premium Refund

Unearned Reinsurance Premiums will be returned on deaths, surrenders and other terminations. This refund will be on a prorated basis without interest from the date of termination of the policy to the date through which a Reinsurance Premiums has been paid.

3.8	Premium Guarantee

Although the Reinsurer anticipates that the YRT rates and applicable Pay Percentages shown in Section 7 of Schedule A will apply indefinitely, the Reinsurer will only guarantee these rates on an annual basis.

The Reinsurer may increase the YRT premium rates, or the applicable Pay Percentages in its sole discretion. If the Reinsurer deems it necessary to increase rates on in force business, any such increase can not be higher than the valuation net premium for yearly renewable term insurance calculated using the minimum statutory mortality rates and maximum statutory interest rate for each year of issue. The current guaranteed maximum renewal reinsurance premiums shall equal the per unit 2001 CSO, M/F, SM/NS, ANB, discounted at 4.00% interest, before any substandard loadings.

The Reinsurer shall provide ninety (90) days written notice prior to any rate increase taking effect. In such instance, the Ceding Company shall then have the right to recapture all affected risks, without a recapture fee, on the first policy anniversary following the notice of the premium change. If the Ceding Company elects to exercise its right to recapture it must elect to do so within such ninety (90) day notice period.

If the Ceding Company raises premiums and/or other charges on in force business ceded under this Agreement, the Reinsurer then has the right, at its discretion, to raise rates in a similar proportion without triggering the option of early recapture by Ceding Company.

4 REINSURANCE EXPENSE ALLOWANCES

4.1	Expense Allowances for Covered Policies Assumed by the Ceding Company

The Expense Allowances for each Covered Benefit is equal to the expense allowance as defined in Section 8 of Schedule A.

4.2	Expense Allowance Payment

The Reinsurer shall pay the Expense Allowances to the Ceding Company as of the close of each Accounting Period. Such allowances will be netted against and settled on the same basis as the Premium Payments described in Article 3.2.

4.3	Premium Taxes

Premium taxes shall not be separately reimbursed.

5 BENEFIT PAYMENTS

5.1	Benefit Payments

Benefit Payments are defined as the policy and rider benefits for which the Ceding Company is responsible as contractual liabilities under the Covered Policies. Benefit Payments include the following:

a)	The Net Amount at Risk (NAAR), as defined in Section 9 of Schedule A, associated with the death benefits arising from death claims on the mortality coverage associated with the Covered Policies incurred by the Ceding Company

b)	contractual liability of Ceding Company when the death of the insured is by suicide occurring during the suicide exclusion period

c)	benefits arising from the Accidental Death Benefit Rider associated with the Covered Policies incurred by the Ceding Company

d)	benefits arising from the Disability Benefit Rider associated with the Covered Policies incurred by the Ceding Company

5.2	Benefit Payment Reimbursement

The Reinsurer will indemnify the Ceding Company for Benefit Payments as follows:

a)	pay the Reinsurer’s Quota Share percentage of the NAAR associated with death benefits arising from death claims pursuant to Article 11

b)	pay the Reinsurer’s proportionate share of the NAAR associated with death benefits arising from death claims, pursuant to Article 11, on Covered Policies which are ceded in excess of the Reinsurer’s Quota Share

c)	pay the Reinsurer’s Quota Share percentage of contractual liabilities of Ceding Company when the death of the insured is by suicide occurring during the suicide exclusion period

d)	pay the Reinsurer’s proportionate share of contractual liabilities of Ceding Company when the death of the insured is by suicide occurring during the suicide exclusion period on the portion of the Covered Policies which are ceded in excess of the Reinsurer’s Quota Share

e)	pay the Reinsurer’s Quota Share percentage of benefits arising from the Accidental Death Benefit Rider associated with the Covered Policies incurred by the Ceding Company

f)	pay the Reinsurer’s Quota Share percentage of benefits arising from the Disability Benefit Rider associated with the Covered Policies incurred by the Ceding Company

6 POLICY CHANGES

6.1	Notice

If a reinsured policy is changed, a corresponding change will be made in the reinsurance coverage for that policy. The Ceding Company will notify the Reinsurer of the change in the Ceding Company’s next Accounting Period’s statement.

6.2	Increases

If life insurance on reinsured policy is increased and the increase is subject to new underwriting evidence, then the increase of life insurance on the reinsured policy will be administered the same as the issuance of a new policy. If the increase is not subject to new underwriting evidence, and increases are scheduled and known at issue, then the increase will be automatically accepted by the Reinsurer, but the total amount of reinsurance is not to exceed the Reinsurer’s share of the Automatic Binding Limits shown in Section 4 of Schedule A. Reinsurance rates will be based on the original issue age, duration since issuance of the original policy and the original underwriting classification. Other increases not subject to new underwriting evidence are not allowed under this Agreement.

6.3	Reductions or Terminations

If life insurance on a reinsured policy is reduced, then reinsurance will be reduced proportionately so that the Reinsurer Quota Share, as outlined in Section 1 of Schedule A, remains the same. Any additional amounts ceded in excess of the Ceding Company’s Maximum Dollar Retention Limit will be reduced accordingly to fill the Ceding Company’s Maximum Dollar Retention Limit, outlined in Section 3 or Schedule A. If life insurance on a reinsured policy is terminated, then reinsurance will cease on the date of such termination.

Reductions and terminations are permitted only in accord with the Ceding Company’s underlying policy that is in force at the time that the reductions and terminations take place.

6.4	Risk Classification Changes

If a policyholder requests a Table Rating reduction or removal of a Flat Extra, such change will be underwritten according to the Ceding Company’s Underwriting Guidelines as set forth in Exhibit A.1. Risk classification changes on facultative policies will be subject to the Reinsurer’s approval.

7 CONVERSIONS, EXCHANGES, AND REPLACEMENTS

7.1	Notice

If a policy reinsured under this Agreement is converted, exchanged or replaced, the Ceding Company will notify the Reinsurer of the change in the Ceding Company’s next Accounting Period’s statement.

7.2	Reinsurance Coverage

Conversions, exchanges or replacements of policies originally issued by the Ceding Company to the Ceding Company’s UL will be covered under this Agreement. The resulting policy will be treated as a new issue.

8 POLICYHOLDER REINSTATEMENTS

8.1	Automatic Reinstatement

If the Ceding Company reinstates a policy that was originally ceded to the Reinsurer as automatic reinsurance, the Reinsurer’s reinsurance for that policy will be reinstated.

8.2	Facultative Reinstatement

The Ceding Company requires new evidence of insurability to effect a request for reinstatement of a policy when that request is made more than sixty-one (61) days after the effective date of lapse. If the Ceding Company has been requested to reinstate a policy that was originally ceded to the Reinsurer as facultative reinsurance and the Ceding Company requires new evidence of insurability from the insured to effect the reinstatement, the Ceding Company will submit the case to the Reinsurer for approval. If the Ceding Company reinstates without requiring new evidence of insurability to effect the reinstatement, the Reinsurer’s reinsurance for that policy will be reinstated.

8.3	Premium Adjustment

The reinsurance premiums for the interval during which the policy was lapse will be paid to the Reinsurer on the same basis as the Ceding Company charged its policyholder for the reinstatement.

9 RESERVES AND CREDIT FOR REINSURANCE

The Parties intend that the Ceding Company will receive statutory reserve credit in its state of domicile for the insurance risks ceded to the Reinsurer. The Parties agree to make all reasonable efforts to ensure that this is accomplished.

The Ceding Company will calculate Basic Life Statutory reserves using the 2001 CSO Sex Distinct and Tobacco Distinct age nearest birthday table, ultimate mortality, an interest rate of 4.0%, and a reserve floor of  1/2 cx. Reserve for Accidental Death Benefit Rider, Disability Benefit Rider and Unpaid Claims for the policies reinsured under this Agreement will be the Reinsurer’s proportionate share of the corresponding direct amounts as calculated by the Ceding Company.

The Ceding Company will provide the Reinsurer with the appropriate reserve summaries for all policies reinsured under this Agreement within fourteen (14) days following the end of each calendar quarter.

10 ACCOUNTING AND REPORTING

10.1	Accounting Statements and Reports

The Ceding Company will perform all administrative functions with respect to this Agreement. For each Accounting Period, the Ceding Company will calculate the amount of the Net Settlement and, within twenty (20) days after the close of the Accounting Period, will send the Reinsurer an Accounting Statement that contains the information that is substantially similar to that shown in Schedule B.

10.2	Payment Due Dates for the Net Settlement

The Net Settlement is due as of the last calendar day of each Accounting Period (“Due Date”). If the amount of the Net Settlement is positive, the Ceding Company shall pay the Net Settlement in cash to the Reinsurer within twenty-five (25) days after the Due Date. If the amount of the Net Settlement is negative, the Reinsurer shall pay the absolute value of the Net Settlement in cash to the Ceding Company within fifteen (15) days from its receipt of the Accounting Statement.

10.3	Estimation of Amounts

If the amounts required to calculate the Net Settlement cannot be determined by the dates pursuant to Article 10.1, the Net Settlement will be estimated in accordance with reasonable actuarial methods that will approximate the actual amount. Adjustments to payments based upon such estimates will then be made to reflect actual amounts in the subsequent Accounting Period when such actual amounts become available.

10.4	Penalty Interest Payment

Penalty interest shall be accrued against either party on any Net Settlement amount due to the other party that remains unpaid on or after the 31st day after the Due Date. Penalty interest shall be paid and computed from the 31st day after the Due Date through the day prior to the payment date of any past amount due the Reinsurer at the daily average for the 3-month London Interbank Borrowing Rate (“3-month LIBOR Rate”) plus 1% per annum. The 3-month LIBOR Rate will be the rate for “Eurodollar deposits (London) 3-month” for any month or week as published by the Federal Reserve Statistical Release H.15 Selected Interest Rates. Interest will be calculated on the basis of actual days for a calendar year, being actual days/365 or 366 days in the year.

11 CLAIMS

11.1	Notice

The Ceding Company will notify the Reinsurer, as soon as reasonably possible, after it receives notice of a death claim or disability claim arising from a death or disability of an insured under a Covered Policy.

11.2	Proofs

The Ceding Company will promptly provide the Reinsurer with proper claim proofs (including, for example, proofs required under the policy), all relevant information respecting the existence and validity of the death or disability claim, and an itemized statement of the claim benefits paid by the Ceding Company under the policy.

11.3	Death Claims Payable

Death claims are payable only as a result of the actual death or disability of an insured, to the extent reinsured under this Agreement and for which there is contractual liability for the claim under the Ceding Company’s in force policy. Acceleration or estimation of death claims on living individuals is not permitted, will not be due, owing or payable, nor will they form the basis of any claim against the Reinsurer whatsoever.

11.4	Amount and Payment of Death Benefits

The Reinsurer will pay the Reinsurers proportionate share of the NAAR associated with death benefits due the Ceding Company, including interest in accordance with policy provision or state statute, and proportionate share of disability claims following the Reinsurer’s receipt of the claim proofs. The Ceding Company’s contractual liability for a claim is binding on the Reinsurer. The maximum death benefit payable to the Ceding Company under each Covered Policy is the Reinsurer’s proportionate share of the NAAR associated with the death benefit paid by the Ceding Company. The total reinsurance with all companies on a policy shall not exceed the Ceding Company’s total contractual liability on the policy, less its amount retained on the policy. The Reinsurer will pay a lump sum settlement regardless of the Ceding Company’s form of settlement.

11.5	Contested Death Claims

The Ceding Company will notify the Reinsurer of its intention to contest, compromise, or litigate a claim involving a Covered Policy. If the Ceding Company’s contest, compromise, or litigation results in a reduction in its liability, the Reinsurer will share in the reduction in the proportion that the Reinsurer’s net liability bears to the sum of the net liability of all reinsurers on the insured’s date of death.

11.6	Death Claim Expenses

The Reinsurer will pay its share of reasonable investigation and legal expenses connected with the litigation or settlement of contractual liability claims unless the Reinsurer has released its liability, in which case the Reinsurer will not participate in any expenses after the date of release. Claim expenses do not include routine claim and administration expenses, including the Ceding Company’s home office expenses. Also, expenses incurred in connection with a dispute or contest arising out of conflicting claims of entitlement to policy proceeds or benefits that the Ceding Company admits are payable are not a claim expense under this Agreement.

12 NO EXTRACONTRACTUAL DAMAGES

The Reinsurer will not participate in and shall not be liable to pay the Ceding Company or others for any amounts in excess of the Reinsurance Coverage. Extracontractual damages or liabilities and related expenses and fees are specifically excluded from the Reinsurer’s liability. Extracontractual damages are any damages awarded against the Ceding Company, including, for example, those resulting from negligence, reckless or intentional conduct, fraud, oppression, or bad faith committed by the Ceding Company in connection with the mortality risk insurance reinsured under this Agreement.

The excluded extracontractual damages shall include, by way of example and not limitation:

i.	Actual and consequential damages;

ii.	Damages for emotional distress or oppression;

iii.	Punitive exemplary or compensatory damages;

iv.	Statutory damages, fines, or penalties;

v.	Amounts in excess of the risk reinsured hereunder that the Ceding Company pays to settle a dispute or claim;

vi.	Third-party attorney fees, costs and expenses.

However, for claim denials and rescissions, the Reinsurer will reimburse the Ceding Company for the Ceding Company’s extracontractual damages that result from the Reinsurer’s actions that directly and proximately cause such extracontractual damages. Any such reimbursement will be in proportion to the Reinsurer’s direct and proximate participation in the actions that lead to the extracontractual damages.

13 GENERAL PROVISIONS

13.1	Good Faith and Disclosures

This Agreement is entered into in reliance on the utmost good faith of the Parties including, for example, their representations and disclosures. The Agreement requires the continuing utmost good faith of the Parties; their representatives, successors, and assignees, and the continuing duty of full and fair disclosure of all information respecting the formation and continuation of this Agreement, the Covered Policies, the underwriting and policy issues including without limitation as to rules, practices, and staff, studies and reports on the Covered Policies, the financial condition and solvency of the Parties, and the nature and status of any litigation or claims the amount of which could materially affect the financial condition and solvency of the Parties.

13.2	Inspection of Records

The Reinsurer, or its duly authorized representatives, shall have the right to inspect, at the office of the Ceding Company, all original papers, books, records, and documents relating to the Reinsurance Coverage. Such access will be provided during regular business hours at the offices of the Ceding Company or at any location where the documents to be inspected are located.

13.3	Currency

All computations, payments, statements and reporting by both Parties will be made in U.S. Dollars.

13.4	Survival

All provisions of this Agreement, to the extent necessary to carry out the purposes of this Agreement or to ascertain and enforce the Parties’ rights or obligations hereunder existing at the time of termination, shall survive its termination pursuant to Article 19.

13.5	Offset

Any debts or credits in favor of or against either the Reinsurer or the Ceding Company with respect to this Agreement are deemed to be mutual debts and credits and may be set off and only the net balances shall be paid.

The right to offset shall not be affected or diminished because of the insolvency of either party.

13.6	Severabililty

If any provision of this Agreement is determined to be invalid or unenforceable, such determination will not impair or affect the validity or the enforceability of the remaining provisions of this Agreement.

14 DAC TAX

The Ceding Company and the Reinsurer hereby enter into an election under Treasury Regulations Section 1.848-2(g) (8) under which:

a.	For each taxable year under this Agreement, the party with the net positive consideration, as defined in the regulations promulgated under Treasury Code Section 848, will capitalize specified policy acquisition expenses with respect to this Agreement without regard to general deductions limitation of Section 848(c)(1);

b.	The Ceding Company and the Reinsurer agree to exchange information pertaining to the net consideration under this Agreement each year to insure consistency or as otherwise required by the Internal Revenue Service;

c.	The Ceding Company will submit to the Reinsurer by May 1 of each year its calculation of the net consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement from the Ceding Company stating that the Ceding Company will report such net consideration in its tax return for the preceding calendar year;

d.	The Reinsurer may contest such calculation by providing an alternate calculation to the Ceding Company in writing within 30 days of the Reinsurer’s receipt of the Ceding Company’s calculation. If the Reinsurer does not so notify the Ceding Company, the Reinsurer will report the net consideration as determined by the Ceding Company in the Reinsurer’s tax return for the previous calendar year;

e.	If the Reinsurer contests the Ceding Company’s calculation of the net consideration, the Parties will act in good faith to reach an agreement as to the correct amount within 30 days of the date the Reinsurer submits its alternate calculation. If the Ceding Company and the Reinsurer reach agreement on the net amount of consideration, each Party shall report such amount in their respective tax returns for the previous calendar year.

Pursuant to IRC Section 848, insurance companies are required to capitalize and amortize specified policy acquisition expenses. The amount capitalized is determined by proxy based on a percentage of “reinsurance premiums,” as defined in the IRS regulation relating to IRC Section 848. At the Reinsurer’s request, the Ceding Company will reimburse the Reinsurer for any positive timing cost to the Reinsurer which results from the application of IRC Section 848 to the policies reinsured hereunder and which the Reinsurer considers material. At the Ceding Company’s request, the Reinsurer will reimburse the Ceding Company for the absolute value of any negative timing cost to the Ceding Company which results from the application IRC Section 848 to the policies reinsured hereunder and which the Ceding Company considers material. The Reinsurer and the Ceding Company agree, however, that any timing cost which would result from the Regulations published December 29, 1992 pursuant to IRC Section 848 would not be material and thus not subject to reimbursement hereunder.

15 INSOLVENCY

15.1	Insolvency of a Party to this Agreement

A Party to this Agreement will be deemed insolvent when it is declared insolvent by the regulatory agency responsible for that determination.

15.2	Insolvency of the Ceding Company

In the event that the Ceding Company is deemed insolvent, all Benefit Payments reinsured in accordance with Article 5.1 and payable hereunder shall be payable by the Reinsurer directly to the Ceding Company, its liquidator, receiver or statutory successor, without diminution due to the insolvency of the Ceding Company. It is understood, however, that in the event of such insolvency, the liquidator, conservator, receiver or statutory successor of the Ceding Company shall give written notice to the Reinsurer of the pendency of a death claim against the Reinsurer on a Covered Policy. Such notice shall indicate the Covered Policy and whether the claim could involve possible liability on the part of the Reinsurer. Such notice shall be given within a reasonable time after such claim is filed in the conservation, liquidation, or insolvency proceeding. During the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses it may deem available to the Ceding Company, its liquidator, conservator, receiver or statutory successor. It is further understood that the expense thus incurred by the Reinsurer shall be chargeable, subject to court approval, against the Ceding Company as part of the expense of the conservation, liquidation or insolvency proceeding to the extent of a pro rata share of the benefit that may accrue to the Ceding Company solely as a result of the defense undertaken by the Reinsurer. Where two or more reinsurers are participating in the same death or disability claim and a majority in interest (determined with respect to shares of net amount at risk) elects to interpose a defense or defenses to any such death or disability claim, the expense will be apportioned among the reinsurers in the same proportion that the reinsurer’s net liability bears to the sum of the net liability of all reinsurers on the insured’s date of death.

15.2	Insolvency of the Reinsurer

Should Reinsurer be declared insolvent, the Ceding Company shall have the right to recapture within 30 days, without the early termination recapture fee, in accordance with Article 19.

16 ERRORS AND OMISSIONS

Any unintentional or accidental failure of the Ceding Company or the Reinsurer to comply with the terms of this Agreement which can be shown to be the result of an oversight, misunderstanding or clerical error, will not be deemed a breach of this Agreement. Upon discovery, the error will be corrected so that both parties are restored to the position they would have occupied had the oversight, misunderstanding or clerical error not occurred, except that no payment shall be made with respect to interest or other amounts that might have been earned through the employment of any funds that would have been available if the oversight, misunderstanding or clerical error had not occurred. Should it not be possible to restore both parties to such a position, the Ceding Company and the Reinsurer shall negotiate in good faith to equitably apportion any resulting liabilities and expenses.

This provision applies only to oversights, misunderstandings or clerical errors relating to the administration of reinsurance covered by this Agreement. This provision does not apply to the administration of the insurance provided by the Ceding Company to its insured or any other errors or omissions committed by the Ceding Company with regard to the policy reinsured hereunder.

17 ARBITRATION

17.1	General

Any dispute or other matter in question between the Ceding Company and the Reinsurer arising out of, or relating to, the formation, interpretation, performance, or breach of this Agreement, whether such dispute arises before or after termination of this Agreement, and whether in contract, tort, or otherwise, shall be settled by arbitration.

17.2	Notice

To initiate arbitration, either the Ceding Company or the Reinsurer shall notify the other party in writing of its desire to arbitrate. The notice shall identify the claimant, the contract at issue, and the nature of the claims and/or issues. Notice shall be sent certified mail, with return receipt, or another service that produces a receipt. The arbitration will be deemed to have been commenced on the date the notice of arbitration is received.

17.3	Procedure

There will be three arbitrators who will each have no less than ten years of insurance or reinsurance industry experience and who are current or former officers of life insurance or life reinsurance companies other than the parties to this Agreement, their affiliates or subsidiaries. The arbitrators shall not be under the control of any party, nor shall any member of the panel have a financial interest in the outcome of the dispute. Within thirty (30) days following the commencement of the arbitration proceedings, each party will provide the other with the identification of their appointed arbitrator, and provide a copy of the arbitrator’s curriculum vitae. If either party refuses or neglects to appoint an arbitrator within thirty (30) days, the other party may appoint the second arbitrator to act as the appointed arbitrator for the defaulting party by providing notice and a copy of the arbitrator’s curriculum vitae. Each party’s appointed arbitrator shall appoint a third arbitrator (the “umpire”). If the two arbitrators are unable to agree upon the selection of a third arbitrator within 30 days following their appointment, each arbitrator shall nominate three candidates within 10 days thereafter, two of whom the other shall decline and the decision shall be made by drawing lots. In the event any arbitrator fails, refuses, or becomes unable to act as such before an award has been rendered, a successor shall be selected in the same manner as the original arbitrator.

The claimant and respondent shall each submit initial briefs to the panel outlining the issues in dispute and the reasons for their respective positions within thirty (30) days of the notice of the appointment of the umpire.

The arbitrators shall consider this Agreement an honorable engagement rather than merely a legal obligation, and the panel shall make its decision with consideration given to the custom and usage of the insurance and reinsurance industry. The arbitrators shall have the power to determine all procedural rules of the arbitration, including, but not limited to inspection of documents, examination of witnesses, and any other matter related to the conduct of the arbitration. The panel and the umpire shall have the authority to issue subpoenas (including subpoenas to third party witnesses) and other orders to enforce their decisions. Ex parte communications with party appointed arbitrators shall be permitted until the arbitration hearing commences. The arbitrators shall recognize the attorney/client privilege and the attorney work product doctrine. Neither a party nor an arbitrator may disclose the existence, content, or result of any arbitration hereunder, except to the extent such disclosure may be required for review and enforcement by a court of competent jurisdiction, to support reinsurance or retrocessional recoveries, or as otherwise agreed by the parties. The location of all proceedings shall be the headquarters of the Ceding Company, unless the parties agree otherwise.

The panel may issue orders for interim relief upon showing of good cause, including pre-award security. Absent good cause for an extension as determined by the panel, the panel shall render the final award within nine (9) months of the appointment of the umpire, unless the parties agree otherwise, and within thirty (30) days after the date of the closing of the hearing. The panel is authorized to award any remedy or sanctions allowed by applicable law, including, but not limited to monetary damages, equitable relief, pre or post award interest, costs of arbitration, attorneys fees, and other final or interim relief; provided that arbitrators shall not be empowered to award damages in excess of compensatory damages. The decision of the arbitrators will be made by majority rule, and shall be final and binding on both parties. Either party to the arbitration may petition any court having jurisdiction over the parties to reduce the decision to judgment.

17.4	Costs

Unless the arbitrators decide otherwise, each party will bear the expense of its own arbitration activities, including its appointed arbitrator and any outside attorney and witness fees. The parties will jointly and equally bear the expense of the third arbitrator and other costs of the arbitration.

18 TREATMENT OF CONFIDENTIAL INFORMATION

Except for the purposes of carrying out this Agreement and as required by law, the Reinsurer will not disclose or use any non-public personally identifiable customer or claimant information (“Customer/Claimant Information”) provided by the Ceding Company to the Reinsurer, as such Customer/Claimant Information is defined by the Gramm-Leach-Bliley Act and related regulations. Such Customer/Claimant Information will be shared only with those entities with which the Reinsurer may, from time to time, contract in accordance with the fulfillment of the terms of this Agreement, including but not limited to the Reinsurer’s retrocessionaires and the Reinsurer’s affiliates.

19 TERM OF AGREEMENT, TERMINATION, AND TERMINAL ACCOUNTING

19.1	Term of Agreement

This Agreement is unlimited as to its duration. The Ceding Company will maintain and continue the reinsurance provided in this Agreement as long as any policy to which it relates is in force or reinsurance coverage has not terminated in accordance with this Agreement.

19.2	Termination of New Business

The Ceding Company or the Reinsurer may terminate this Agreement with respect to the reinsurance of new business by giving at least ninety (90) calendar days’ written notice of termination to the other Party, sent by courier with verification of signed receipt by the other Party. The first day of the notice period is deemed to be the date the document is received by the other party.

During the notification period, the Ceding Company will continue to cede and the Reinsurer will continue to accept Covered Policies under the terms of this Agreement. The Reinsurer’s acceptance will be subject to both the terms of this Agreement and the Ceding Company’s payment of applicable reinsurance premiums. In addition, this Agreement may be terminated immediately, for the acceptance of new reinsurance, by either party if the other party materially breaches this Agreement, without subsequently remedying the breach in a manner satisfactory to both parties within 30 days of being notified of the breach, or becomes insolvent.

19.3	Recapture and Special Termination

a)	Special Termination

The Ceding Company has the right to recapture all in force policies under any of the following circumstances:

(i)	The Reinsurer is deemed insolvent in accordance with Article 15. The effective date of the recapture shall be the date the Reinsurer is deemed insolvent.

For options (i) above, the Ceding Company shall provide a 30-day prior written notice of its intent to recapture.

b)	Recapture

The ceding company may recapture each policy in force beyond an anniversary chosen by the ceding company, subject to the following:

(i)	The Ceding Company must file written notice with the Reinsurer of its intention to exercise this provision

(ii)	The chosen anniversary date cannot occur before the 20th anniversary.

(iii)	The effective date of each recapture will be the later of

•	the first policy anniversary following the expiration of ninety (90) days since the ceding company’s written notice, and

•	the chosen policy anniversary.

(iv)	The Ceding Company may not rescind its election to recapture for policies becoming eligible at future anniversaries.

Special termination and recapture under this Article are subject to the payment of a Terminal Settlement pursuant to Article 19.4.

The Reinsurer will refund any unearned Reinsurance Premium to the Ceding Company if Reinsurance Coverage terminates pursuant to this Article 19.3.

19.4	Terminal Settlement

Termination of this Agreement for Reinsurance Coverage in force is subject to a Terminal Settlement. If the amount of the Terminal Settlement is positive, the Ceding Company shall pay such amount to the Reinsurer in cash. If the amount of the Terminal Settlement is negative, the Reinsurer shall pay the absolute value of such amount to the Ceding Company in cash. In either case, the payment is due as of the Termination Effective Date of this Agreement and payable within 5 business days after the Termination Effective Date. The Terminal Settlement is equal to a) plus b) where:

a)	is equal to the Net Settlement as of the beginning of the current accounting period through Termination Effective Date;

b)	is equal to the early termination recapture fee as defined below:

The fee will reflect all the present and future obligations and will approximate the economic results of the Agreement and place the parties in the position in which they would have been in, adjusted for the time value of money, had the business continued to be reinsured until the end of the each Cover Policy’s 20th anniversary.

Specifically, the recapture fee will be equal to the Reinsurer’s unamortized acquisition costs (“DAC”) net of any GAAP benefit reserves (“Reserves”) plus an estimate of the Reinsurer’s lost future GAAP profits (“FP”). DAC and Reserves will be equal to the amounts reported in the Reinsurer’s most recent audited financial statements for this business. FP will be determined by an independent actuarial firm, agreed upon by both parties, and will consider the following elements:

Historical experience of the underlying business.

Discount rates consistent with the current market conditions.

Reinsurer GAAP methods and assumptions.

Current market perceptions of mortality improvements and later duration lapse rates related to the business reinsured.

20 SIGNITURES

This Agreement is signed in duplicate, each of which shall constitute duplicate originals of the same instrument. In witness of the above, the parties hereto have executed this Agreement or caused it to be executed by their duly authorized officers, all as of the effective date first above written.

The Guardian Insurance & Annuity Company, Inc.:

By :

	Title:	Vice President and Chief Actuary Retirement Services

Attested:	Date:

The Guardian Life Insurance of Company of America:

By:

	Title:	Vice President and Actuary Individual Life Actuarial Services

Attested:	Date:

SCHEDULE A

1.	Reinsurer’s Quota Share

90%

2.	Covered Policies and Benefits Defined

•	Guardian Insurance & Annuity Company’s Administrative Form 209 Single Life UL Product having Policy Effective Dates of January 1, 2011 and later

•	Guardian Insurance & Annuity Company’s Administrative Form 209 Joint & Last Survivor UL Product having Policy Effective Dates of January 1, 2011 and later

•	Optional Term Life Insurance Riders

•	Optional 4 Year Term Joint Life Rider

•	Accidental Death Benefit Rider

•	Disability Benefit Rider

•	Exchange of Insured Rider

•	Policy Split Provision (Co/ModCo and YRT):

This automatic provision allows the policyholder to split a Joint and Last Survivor Universal Life policy covered under this agreement into two Single Life Universal Life policies or Whole Life policies. One half of the cash surrender value is allocated to each insured. The insureds may use it to pay for premiums on the new policies and, if there is any remaining money, they can apply it to purchase Paid-Up Additions on the Whole Life policy. The policyholder can exercise this option within 6 months after one of the following events occurs:

•	A final divorce decree has been in effect for 6 months

•	It has been three years since the federal government has repealed the estate tax

•	DuoGuard Beneficiary Insurance Option (BIO Rider)

•	DuoGuard Survivorship Insurance Option (SIPO Rider)

3.	Ceding Company’s Retention

The Ceding Company shall retain 10% of each Covered Policy not to exceed the Maximum Dollar Retention Limits specified below. After ceding the Reinsurer’s Quota Share, the Ceding Company shall cede Life amounts that exceed the Maximum Dollar Retention Limit.

Ages	Best Class through Table 4	Over Table 4
0-75	$1,000,000	$500,000
Over 75	$500,000	$500,000

4.	Automatic Binding Limit

The Automatic Binding limit will not be more than 10 times the Ceding Company’s retention. The Automatic Binding Limit includes the Ceding Company’s retention. Automatic Binding is not allowed above age 80.

5.	Automatic In Force and Applied for Jumbo Limit

Issue Age	Best Class through Table 4	Table 5 through Table 8	Table 9 through Table 16	Civilian Aviation Risk
0-70	60,000,000	48,000,000	24,000,000	48,000,000.00
71-75	55,000,000	48,000,000	24,000,000	48,000,000.00
76-80	55,000,000	40,000,000	20,000,000	40,000,000.00

6.	Minimum Cession Size

$90,000

7.	YRT Reinsurance Premiums

The Reinsurance Rates set forth below apply to both Automatic and Facultative business.

The YRT Reinsurance premiums are payable annually in advance.

Age Basis is Age Nearest Birthday.

Premium rates are applied per 1000 of the Reinsurer’s proportional share of the Net Amount at Risk (NAAR) as defined below in item 9 of this Schedule.

Standard YRT Reinsurance Premiums are as follows:

For attained age up to and including 99, the standard reinsurance premium rates will be based on the SOA 75-80, Select and Ultimate, ANB Mortality with Manulife’s Age Extension, shown in Exhibit A.3, multiplied by the pay percentages shown in Exhibit A.2. For attained age 100 and above, the standard reinsurance premium rates will be 50% of the 2001 Valuation Basic Table, ANB, Ultimate, M/F, NS/SM Mortality rates shown in Exhibit A.4.

Reinsurance Premium Rates for the “Standard (smoker)” Underwriting Class based on the SOA 75-80, Select and Ultimate, ANB Mortality with Manulife’s Age are capped at $600.00 per $1000.

Joint and Last Survivor life pay percentages are applied to underlying mortality rates for each individual insured’s Issue age and underwriting class, and are frasierized as described in Exhibit A.5. The resulting premium rate is floored at $0.12 per $1000.

For Joint Life policies where one life is classified as uninsurable (over 500% mortality), the insurable life may not exceed Table 6, and the premiums will be calculated based only on the rates for the insurable life until the second death.

Table rated substandard reinsurance premiums are the appropriate multiple of the standard YRT reinsurance premiums (25% per table) as defined above.

Flat Extra reinsurance premiums are the following percentages of such premiums charged the insured:

Permanent flat extra premiums (for more than 5 years duration)

First Year	0%
Renewal Years	80%

Temporary flat extra premiums (for 5 years or less duration)

All Years	80%

8.	Expense Allowances for WP, ADB, BIO & SIPO

WP and ADB Reinsurance premiums will be the premiums that the Ceding Company charges its policyholders less a 100% allowance in the first policy year and 20% allowance in renewal years.

BIO and SIO Reinsurance premiums will be the premiums that the Ceding Company charges its policyholders less a 25% allowance in all policy years.

9.	Net Amount At Risk (NAAR)

For the purpose of this Agreement the Net Amount at Risk is the death benefit amount less the Policy (General) Account Value.

10.	Policy Account Value

For purposes of this Agreement, the Policy Account Value is the amount of funds the policyholder has paid toward the policy, less the cost of insurance and expenses, charged by the Ceding Company, plus any interest credited.

SCHEDULE A – Exhibit A.1 Underwriting Guidelines

Underwriting Class Criteria and Requirements Guidlines

(Attached)

[This Exhibit redacted as confidential]

SCHEDULE A – Exhibit A.2 Pay Percentages

Pay Percentage applied to SOA 75-80, Select and Ultimate, ANB Mortality with

Manulife’s Age Extension

(Attached)

Single Life Pay Percentages

			Year 1		Years 2 - 10					Years 11 +
			20 - 70	71 - 85	20 - 50	51- 60	61 - 70	71 - 80	81 -85	20 - 50	51- 60	61 - 70	71 - 80	81 -85

	< $250K	Pref NT	8.2%	9.9%	40.6%	41.2%	42.8%	44.4%	45.8%	36.7%	37.4%	39.0%	41.3%	42.6%
		Non-Smoker (standard)	10.3%	12.3%	53.5%	54.9%	56.3%	55.7%	55.7%	49.1%	50.5%	51.8%	51.9%	51.9%
		Standard (smoker)	23.0%	21.3%	112.4%	114.7%	117.0%	113.3%	113.3%	106.6%	108.9%	111.1%	106.6%	106.6%
Male
	$250K +	Pref Plus NT	6.4%	8.2%	32.3%	33.0%	34.1%	36.4%	28.9%	29.1%	29.8%	30.9%	34.1%	36.8%
		Pref NT	8.2%	9.9%	40.3%	41.0%	42.4%	43.5%	44.2%	36.5%	37.2%	38.5%	40.4%	41.0%
		Non-Smoker (standard)	10.3%	12.3%	51.7%	52.6%	54.0%	54.1%	54.1%	47.3%	48.2%	49.6%	50.3%	50.3%
		Standard (smoker)	23.0%	21.3%	110.1%	111.3%	113.5%	109.9%	109.9%	104.3%	105.4%	107.7%	103.2%	103.2%

			Year 1		Years 2 - 10					Years 11 +
			20 - 70	71 - 85	20 - 50	51- 60	61 - 70	71 - 80	81 -85	20 - 50	51- 60	61 - 70	71 - 80	81 -85

	< $250K	Pref NT	8.2%	9.9%	48.1%	49.2%	50.3%	49.0%	50.2%	43.8%	45.0%	46.1%	47.2%	48.3%
		Non-Smoker (standard)	10.3%	12.3%	63.5%	65.5%	66.4%	61.6%	61.6%	58.5%	60.5%	61.5%	59.0%	59.0%
		Standard (smoker)	23.0%	21.3%	123.7%	129.4%	132.3%	115.0%	115.0%	115.1%	120.8%	123.7%	107.7%	107.7%
Female
	$250K +	Pref Plus NT	6.4%	8.2%	39.2%	40.4%	41.5%	40.1%	32.6%	35.5%	36.6%	37.7%	39.0%	41.8%
		Pref NT	8.2%	9.9%	47.8%	48.8%	49.9%	47.9%	48.6%	43.6%	44.5%	45.6%	46.0%	46.7%
		Non-Smoker (standard)	10.3%	12.3%	61.0%	62.5%	63.5%	60.0%	60.0%	56.0%	57.6%	58.5%	57.4%	57.4%
		Standard (smoker)	23.0%	21.3%	120.5%	124.8%	127.1%	111.8%	111.8%	111.9%	116.2%	118.5%	104.5%	104.5%

Joint and Last Survivor Life Pay Pecentages
			Year 1		Years 2 - 10					Years 11 +
			20 - 70	71 - 85	20 - 50	51- 60	61 - 70	71 - 80	81 -85	20 - 50	51- 60	61 - 70	71 - 80	81 -85

Male And Female	All Face Amounts	Pref Plus NT	7.3%	9.4%	41.9%	41.9%	43.3%	46.6%	49.5%	36.4%	36.4%	37.7%	41.0%	43.9%
		Pref NT	9.2%	11.1%	48.5%	48.5%	49.8%	52.4%	53.1%	43.8%	43.8%	45.2%	47.8%	48.4%
		Non-Smoker (standard)	11.1%	13.3%	61.2%	61.2%	62.1%	65.0%	65.0%	56.2%	56.2%	57.1%	60.0%	60.0%
		Standard (smoker)	24.8%	23.0%	121.2%	121.2%	123.4%	118.2%	118.2%	115.8%	115.8%	118.1%	112.9%	112.9%

SCHEDULE A – Exhibit A.3 SOA 75-80 Mortality

SOA 75-80, Select and Ultimate, ANB Mortality with Manulife’s Age Extension

(Attached)

	FEMALE	YEARLY RENEWABLE TERM PREMIUM PER $1,000 at RISK												AGE NEAREST BIRTHDAY

							D U R A T I O N
Issue Age	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	Ultimate	Attained Age
0	0.93	0.34	0.30	0.27	0.24	0.22	0.20	0.18	0.18	0.18	0.19	0.21	0.24	0.27	0.32	0.36	15
1	0.34	0.30	0.27	0.24	0.22	0.20	0.18	0.18	0.18	0.19	0.21	0.24	0.27	0.32	0.36	0.40	16
2	0.28	0.27	0.24	0.22	0.20	0.18	0.18	0.18	0.19	0.21	0.24	0.27	0.32	0.36	0.40	0.44	17
3	0.24	0.24	0.22	0.20	0.18	0.18	0.18	0.19	0.21	0.24	0.27	0.32	0.36	0.40	0.44	0.47	18
4	0.22	0.22	0.20	0.18	0.18	0.18	0.19	0.21	0.24	0.27	0.32	0.36	0.40	0.44	0.47	0.49	19
5	0.20	0.20	0.18	0.18	0.18	0.19	0.21	0.24	0.27	0.32	0.36	0.40	0.44	0.47	0.49	0.51	20
6	0.19	0.18	0.18	0.18	0.19	0.21	0.24	0.27	0.32	0.36	0.40	0.44	0.47	0.49	0.51	0.52	21
7	0.17	0.18	0.18	0.19	0.21	0.24	0.27	0.32	0.36	0.40	0.44	0.47	0.49	0.51	0.52	0.53	22
8	0.16	0.18	0.19	0.21	0.24	0.27	0.32	0.36	0.40	0.44	0.47	0.49	0.51	0.52	0.53	0.53	23
9	0.16	0.19	0.21	0.24	0.27	0.32	0.36	0.40	0.44	0.47	0.49	0.51	0.52	0.53	0.53	0.53	24
10	0.16	0.21	0.24	0.27	0.32	0.36	0.40	0.44	0.47	0.49	0.51	0.52	0.53	0.53	0.53	0.53	25
11	0.17	0.24	0.27	0.32	0.36	0.40	0.44	0.47	0.49	0.51	0.52	0.53	0.53	0.53	0.53	0.53	26
12	0.18	0.27	0.32	0.36	0.40	0.44	0.47	0.49	0.51	0.52	0.53	0.53	0.53	0.53	0.53	0.53	27
13	0.21	0.31	0.35	0.38	0.42	0.45	0.47	0.49	0.52	0.53	0.53	0.53	0.53	0.53	0.53	0.53	28
14	0.25	0.33	0.37	0.40	0.43	0.45	0.47	0.48	0.53	0.53	0.53	0.53	0.53	0.53	0.53	0.54	29
15	0.28	0.35	0.39	0.41	0.43	0.45	0.46	0.48	0.53	0.53	0.53	0.53	0.53	0.53	0.54	0.55	30
16	0.32	0.37	0.39	0.41	0.42	0.43	0.45	0.46	0.53	0.53	0.53	0.53	0.53	0.54	0.55	0.58	31
17	0.36	0.37	0.39	0.40	0.41	0.42	0.43	0.44	0.53	0.53	0.53	0.53	0.54	0.55	0.58	0.61	32
18	0.36	0.37	0.39	0.40	0.41	0.42	0.43	0.44	0.51	0.52	0.53	0.54	0.55	0.58	0.61	0.65	33
19	0.36	0.37	0.39	0.40	0.41	0.42	0.43	0.44	0.50	0.50	0.54	0.55	0.58	0.61	0.65	0.70	34
20	0.35	0.36	0.38	0.39	0.41	0.41	0.43	0.44	0.48	0.50	0.55	0.58	0.61	0.65	0.70	0.77	35
21	0.34	0.36	0.37	0.39	0.40	0.41	0.43	0.44	0.47	0.49	0.58	0.61	0.65	0.70	0.77	0.84	36
22	0.32	0.34	0.36	0.38	0.40	0.41	0.43	0.45	0.46	0.50	0.61	0.65	0.70	0.77	0.84	0.93	37
23	0.32	0.34	0.37	0.39	0.41	0.42	0.45	0.46	0.50	0.55	0.65	0.70	0.77	0.84	0.93	1.03	38
24	0.31	0.34	0.38	0.40	0.42	0.45	0.46	0.50	0.55	0.59	0.70	0.77	0.84	0.93	1.03	1.15	39
25	0.31	0.35	0.39	0.41	0.44	0.46	0.50	0.55	0.59	0.63	0.77	0.84	0.93	1.03	1.15	1.29	40
26	0.30	0.35	0.39	0.43	0.46	0.50	0.55	0.59	0.63	0.69	0.84	0.93	1.03	1.13	1.29	1.45	41
27	0.30	0.35	0.41	0.45	0.50	0.55	0.59	0.63	0.66	0.76	0.93	1.03	1.15	1.29	1.45	1.62	42
28	0.31	0.36	0.42	0.48	0.53	0.59	0.63	0.66	0.76	0.86	1.03	1.15	1.29	1.45	1.62	1.79	43
29	0.32	0.37	0.44	0.51	0.57	0.63	0.66	0.76	0.86	0.97	1.15	1.29	1.45	1.62	1.79	1.96	44
30	0.33	0.39	0.47	0.54	0.62	0.66	0.76	0.86	0.97	1.08	1.29	1.45	1.62	1.79	1.96	2.14	45
31	0.35	0.41	0.50	0.59	0.66	0.76	0.86	0.97	1.08	1.19	1.45	1.62	1.79	1.96	2.14	2.33	46
32	0.38	0.44	0.54	0.65	0.76	0.86	0.97	1.08	1.19	1.31	1.62	1.79	1.97	2.14	2.33	2.52	47
33	0.39	0.46	0.57	0.69	0.82	0.93	1.07	1.19	1.31	1.48	1.77	1.94	2.12	2.33	2.52	2.72	48
34	0.41	0.49	0.60	0.74	0.88	1.02	1.18	1.31	1.48	1.64	1.92	2.10	2.30	2.51	2.72	2.93	49

	FEMALE	YEARLY RENEWABLE TERM PREMIUM PER $1,000 at RISK												AGE NEAREST BIRTHDAY

	D U R A T I O N
Issue Age	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	Ultimate	Attained Age
35	0.43	0.51	0.63	0.79	0.95	1.12	1.30	1.48	1.64	1.81	2.07	2.27	2.46	2.71	2.92	3.17	50
36	0.45	0.54	0.67	0.85	1.04	1.23	1.43	1.63	1.81	2.00	2.23	2.43	2.64	2.92	3.16	3.43	51
37	0.48	0.58	0.71	0.92	1.13	1.35	1.56	1.77	1.98	2.19	2.39	2.60	2.82	3.15	3.42	3.71	52
38	0.51	0.64	0.80	1.04	1.26	1.49	1.70	1.92	2.14	2.35	2.56	2.78	3.02	3.38	3.66	4.04	53
39	0.55	0.72	0.89	1.16	1.39	1.63	1.85	2.08	2.30	2.52	2.74	2.98	3.23	3.62	3.94	4.40	54
40	0.60	0.80	1.00	1.28	1.52	1.78	2.01	2.24	2.46	2.69	2.94	3.19	3.46	3.91	4.25	4.80	55
41	0.65	0.89	1.10	1.41	1.66	1.94	2.17	2.41	2.63	2.89	3.15	3.42	3.72	4.23	4.58	5.23	56
42	0.70	0.98	1.20	1.54	1.80	2.10	2.33	2.58	2.83	3.10	3.38	3.69	4.01	4.57	4.94	5.70	57
43	0.76	1.05	1.29	1.63	1.90	2.20	2.45	2.74	3.01	3.31	3.64	3.98	4.34	4.94	5.37	6.22	58
44	0.81	1.12	1.39	1.71	2.00	2.30	2.59	2.90	3.21	3.55	3.92	4.30	4.69	5.37	5.85	6.78	59
45	0.86	1.19	1.48	1.79	2.10	2.42	2.73	3.07	3.43	3.82	4.23	4.64	5.07	5.83	6.36	7.37	60
46	0.91	1.26	1.58	1.86	2.22	2.53	2.88	3.28	3.67	4.11	4.55	5.01	5.49	6.32	6.89	8.00	61
47	0.96	1.33	1.68	1.95	2.34	2.65	3.06	3.49	3.94	4.41	4.90	5.41	5.94	6.84	7.46	8.67	62
48	1.00	1.39	1.76	2.04	2.45	2.82	3.27	3.76	4.20	4.70	5.23	5.77	6.31	7.25	7.88	9.38	63
49	1.05	1.46	1.83	2.13	2.58	3.00	3.50	4.04	4.48	5.02	5.57	6.13	6.70	7.67	8.30	10.15	64
50	1.10	1.53	1.91	2.24	2.72	3.20	3.74	4.35	4.78	5.34	5.92	6.50	7.09	8.09	8.75	10.99	65
51	1.15	1.60	2.01	2.35	2.86	3.40	4.00	4.68	5.09	5.67	6.28	6.88	7.49	8.53	9.21	11.91	66
52	1.20	1.68	2.10	2.47	3.01	3.61	4.28	5.03	5.40	6.01	6.64	7.27	7.91	9.00	9.70	12.92	67
53	1.26	1.76	2.22	2.65	3.23	3.87	4.57	5.34	5.77	6.41	7.05	7.75	8.47	9.68	10.50	14.03	68
54	1.32	1.85	2.35	2.84	3.47	4.15	4.87	5.65	6.15	6.81	7.49	8.26	9.07	10.43	11.37	15.25	69
55	1.38	1.93	2.48	3.05	3.72	4.43	5.18	5.97	6.55	7.25	7.96	8.81	9.72	11.24	12.33	16.63	70
56	1.45	2.02	2.62	3.27	3.97	4.72	5.50	6.29	6.97	7.71	8.46	9.40	10.43	12.13	13.41	18.21	71
57	1.51	2.11	2.76	3.49	4.24	5.02	5.82	6.62	7.42	8.21	9.00	10.04	11.20	13.13	14.65	20.04	72
58	1.63	2.29	2.99	3.76	4.54	5.34	6.18	7.03	7.88	8.71	9.76	10.86	12.11	14.18	15.84	22.17	73
59	1.75	2.48	3.24	4.04	4.85	5.69	6.57	7.46	8.36	9.25	10.60	11.79	13.14	15.40	17.21	24.65	74
60	1.88	2.68	3.50	4.34	5.18	6.06	6.98	7.93	8.89	9.83	11.55	12.85	14.33	16.80	18.78	27.53	75
61	2.01	2.90	3.77	4.66	5.54	6.45	7.42	8.43	9.45	10.47	12.64	14.08	15.70	18.42	20.59	30.86	76
62	2.15	3.12	4.07	5.01	5.93	6.88	7.90	8.97	10.07	11.19	13.90	15.50	17.30	20.28	22.64	34.69	77
63	2.27	3.27	4.26	5.24	6.21	7.22	8.30	9.49	10.75	12.11	15.04	16.80	18.79	22.08	24.73	39.07	78
64	2.40	3.43	4.46	5.48	6.50	7.57	8.75	10.07	11.53	13.17	16.34	18.28	20.47	24.09	27.05	44.00	79
65	2.53	3.59	4.66	5.73	6.80	7.95	9.24	10.72	12.43	14.38	17.83	19.94	22.34	26.30	29.55	49.48	80
66	2.67	3.76	4.88	5.99	7.12	8.37	9.80	11.47	13.45	15.78	19.51	21.81	24.41	28.69	32.20	55.51	81
67	2.82	3.94	5.10	6.27	7.48	8.85	10.43	12.32	14.61	17.37	21.40	23.87	26.64	31.21	34.98	62.09	82
68	3.06	4.28	5.56	6.87	8.23	9.79	11.60	13.76	16.38	19.53	23.87	26.64	29.96	34.98	39.13	69.22	83
69	3.33	4.67	6.09	7.56	9.11	10.89	12.95	15.42	18.41	21.99	26.64	29.96	33.61	39.13	43.62	76.90	84

	FEMALE	YEARLY RENEWABLE TERM PREMIUM PER $1,000 at RISK												AGE NEAREST BIRTHDAY

	D U R A T I O N
Issue Age	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	Ultimate	Attained Age
70	3.63	5.11	6.70	8.36	10.13	12.16	14.52	17.34	20.73	24.77	29.96	33.61	37.59	43.62	48.46	85.13	85
71	5.01	7.70	10.44	13.52	16.24	19.36	24.15	28.95	35.02	41.07	47.96	55.76	64.57	74.44	85.13	93.91	86
72	6.01	8.87	12.38	15.87	19.26	23.05	28.68	34.23	41.07	47.96	55.76	64.51	74.32	85.13	93.91	103.24	87
73	7.20	10.35	14.68	18.73	22.84	27.42	33.97	40.33	47.96	55.76	64.51	74.28	85.13	93.91	103.24	113.12	88
74	8.63	12.39	17.32	22.10	27.06	32.52	40.08	47.30	55.76	64.51	74.28	85.13	93.91	103.24	113.12	123.55	89
75	10.32	14.81	20.43	26.07	31.97	38.41	47.07	55.20	64.51	74.28	85.13	93.91	103.24	113.12	123.55	134.53	90
76	12.34	17.69	24.09	30.69	37.65	45.16	55.01	64.10	74.28	85.13	93.91	103.24	113.12	123.55	134.53	146.06	91
77	14.74	20.71	28.36	36.01	44.13	52.83	63.96	74.06	85.13	93.91	103.24	113.12	123.55	134.53	146.06	158.14	92
78	17.58	24.64	33.26	42.08	51.48	61.48	73.98	85.13	93.91	103.24	113.12	123.55	134.53	146.06	158.14	170.77	93
79	21.12	29.19	38.86	48.95	59.76	71.17	85.13	93.91	103.24	113.12	123.55	134.53	146.06	158.14	170.77	183.95	94
80	25.23	34.42	45.19	56.66	69.02	81.96	93.91	103.24	113.12	123.55	134.53	146.06	158.14	170.77	183.95	197.68	95
81	29.98	40.36	52.30	65.27	79.31	93.91	103.24	113.12	123.55	134.53	146.06	158.14	170.77	183.95	197.68	211.96	96
82	35.39	47.07	60.24	74.83	90.70	103.24	113.12	123.55	134.53	146.06	158.14	170.77	183.95	197.68	211.96	226.79	97
83	41.53	54.60	69.05	85.39	103.24	113.12	123.55	134.53	146.06	158.14	170.77	183.95	197.68	211.96	226.79	242.17	98
84	49.99	63.00	78.78	97.00	113.12	123.55	134.53	146.06	158.14	170.77	183.95	197.68	211.96	226.79	242.17	258.10	99
85	59.59	74.19	89.47	109.70	123.55	134.53	146.06	158.14	170.77	183.95	197.68	211.96	226.79	242.17	258.10	274.58	100

SCHEDULE A – Exhibit A.4 2001 Valuation Basic Table

2001 Valuation Basic Table, ANB, Select and Ultimate, M/F, NS/SM Mortality

(Attached)

	2001 Valuation Basic Table - Male - Nonsmoker - 1000qx

Issue Table	Duration																										Att Age
	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16	17	18	19	20	21	22	23	24	25	Ultimate
0																	0.66	0.77	0.83	0.85	0.85	0.85	0.85	0.85	0.85	0.86	25
1																0.63	0.73	0.81	0.84	0.85	0.85	0.85	0.85	0.85	0.86	0.89	26
2															0.60	0.70	0.78	0.83	0.84	0.85	0.85	0.85	0.85	0.86	0.88	0.93	27
3														0.58	0.68	0.76	0.82	0.84	0.85	0.85	0.85	0.85	0.86	0.87	0.90	0.91	28
4													0.58	0.68	0.76	0.82	0.84	0.85	0.85	0.85	0.85	0.86	0.87	0.88	0.88	0.88	29
5												0.57	0.68	0.76	0.82	0.84	0.85	0.85	0.85	0.85	0.86	0.86	0.86	0.86	0.86	0.86	30
6											0.57	0.68	0.76	0.82	0.84	0.84	0.84	0.84	0.84	0.84	0.84	0.84	0.84	0.84	0.84	0.84	31
7										0.57	0.68	0.76	0.82	0.83	0.83	0.83	0.83	0.83	0.83	0.83	0.83	0.83	0.83	0.83	0.83	0.83	32
8									0.56	0.68	0.76	0.81	0.82	0.82	0.82	0.82	0.83	0.83	0.83	0.83	0.83	0.83	0.83	0.83	0.83	0.84	33
9								0.56	0.68	0.76	0.81	0.81	0.81	0.81	0.81	0.81	0.83	0.83	0.83	0.83	0.83	0.83	0.83	0.83	0.84	0.85	34
10							0.56	0.67	0.76	0.80	0.80	0.80	0.80	0.80	0.81	0.82	0.83	0.83	0.83	0.83	0.83	0.83	0.83	0.84	0.85	0.87	35
11						0.56	0.67	0.76	0.79	0.79	0.79	0.79	0.79	0.80	0.81	0.83	0.83	0.83	0.83	0.83	0.83	0.83	0.84	0.85	0.87	0.91	36
12					0.56	0.67	0.76	0.78	0.78	0.78	0.78	0.78	0.79	0.81	0.83	0.83	0.83	0.83	0.83	0.83	0.83	0.84	0.85	0.87	0.91	0.95	37
13				0.56	0.67	0.76	0.77	0.77	0.77	0.77	0.77	0.79	0.80	0.83	0.83	0.83	0.83	0.83	0.83	0.83	0.84	0.85	0.87	0.91	0.95	1.02	38
14			0.56	0.67	0.76	0.77	0.77	0.77	0.77	0.77	0.77	0.79	0.82	0.83	0.83	0.83	0.83	0.83	0.83	0.84	0.85	0.87	0.91	0.95	1.02	1.09	39
15		0.56	0.67	0.76	0.76	0.76	0.76	0.76	0.76	0.76	0.78	0.80	0.83	0.83	0.83	0.83	0.83	0.83	0.84	0.85	0.87	0.91	0.95	1.02	1.09	1.16	40
16	0.56	0.67	0.75	0.75	0.75	0.75	0.75	0.75	0.75	0.76	0.78	0.81	0.82	0.83	0.83	0.83	0.83	0.84	0.85	0.87	0.91	0.95	1.02	1.09	1.16	1.26	41
17	0.67	0.74	0.74	0.74	0.74	0.74	0.74	0.74	0.75	0.77	0.78	0.80	0.80	0.80	0.80	0.80	0.84	0.85	0.87	0.91	0.95	1.02	1.09	1.16	1.26	1.39	42
18	0.73	0.73	0.73	0.73	0.73	0.73	0.73	0.73	0.75	0.75	0.76	0.77	0.77	0.79	0.80	0.80	0.85	0.86	0.91	0.95	1.02	1.09	1.16	1.26	1.39	1.53	43
19	0.70	0.70	0.70	0.70	0.70	0.70	0.70	0.72	0.72	0.72	0.73	0.73	0.74	0.77	0.80	0.82	0.86	0.91	0.95	1.02	1.08	1.16	1.26	1.39	1.53	1.71	44
20	0.66	0.66	0.66	0.66	0.66	0.67	0.67	0.68	0.68	0.68	0.69	0.70	0.72	0.76	0.82	0.86	0.90	0.95	1.02	1.08	1.16	1.26	1.39	1.53	1.71	1.91	45
21	0.60	0.60	0.60	0.60	0.61	0.62	0.63	0.63	0.64	0.65	0.66	0.69	0.72	0.77	0.84	0.90	0.95	1.02	1.08	1.16	1.26	1.39	1.53	1.71	1.91	2.10	46
22	0.55	0.55	0.55	0.56	0.58	0.58	0.59	0.60	0.60	0.63	0.65	0.68	0.72	0.79	0.87	0.95	1.02	1.08	1.16	1.26	1.39	1.53	1.71	1.91	2.10	2.31	47
23	0.49	0.49	0.51	0.53	0.55	0.56	0.57	0.58	0.59	0.62	0.65	0.68	0.74	0.81	0.91	1.01	1.08	1.16	1.26	1.39	1.53	1.71	1.91	2.10	2.31	2.42	48
24	0.43	0.44	0.48	0.51	0.54	0.55	0.56	0.58	0.60	0.63	0.67	0.71	0.77	0.85	0.97	1.07	1.16	1.26	1.39	1.53	1.71	1.91	2.10	2.29	2.42	2.55	49
25	0.35	0.40	0.46	0.51	0.53	0.55	0.57	0.58	0.62	0.66	0.70	0.75	0.82	0.91	1.03	1.15	1.26	1.39	1.53	1.71	1.91	2.10	2.27	2.42	2.55	2.74	50
26	0.32	0.39	0.46	0.52	0.54	0.56	0.57	0.61	0.64	0.69	0.74	0.80	0.88	0.99	1.11	1.26	1.39	1.53	1.71	1.91	2.10	2.27	2.41	2.55	2.74	2.97	51
27	0.30	0.39	0.46	0.53	0.56	0.57	0.61	0.64	0.68	0.74	0.80	0.87	0.96	1.09	1.21	1.38	1.53	1.71	1.90	2.10	2.26	2.40	2.55	2.74	2.97	3.29	52
28	0.30	0.39	0.47	0.53	0.57	0.60	0.63	0.68	0.73	0.79	0.87	0.96	1.06	1.20	1.34	1.53	1.70	1.89	2.10	2.25	2.40	2.55	2.74	2.97	3.29	3.65	53
29	0.29	0.39	0.48	0.54	0.60	0.63	0.68	0.73	0.78	0.87	0.96	1.06	1.17	1.30	1.48	1.69	1.88	2.09	2.25	2.39	2.55	2.74	2.97	3.29	3.65	4.11	54
30	0.28	0.39	0.47	0.55	0.62	0.68	0.73	0.78	0.86	0.95	1.04	1.14	1.26	1.42	1.61	1.84	2.04	2.22	2.39	2.55	2.74	2.97	3.27	3.65	4.08	4.68	55
31	0.27	0.38	0.47	0.55	0.63	0.71	0.78	0.84	0.91	0.99	1.09	1.22	1.38	1.57	1.80	2.01	2.20	2.37	2.54	2.73	2.95	3.25	3.64	4.08	4.57	5.26	56
32	0.26	0.36	0.47	0.55	0.64	0.72	0.80	0.87	0.94	1.02	1.14	1.31	1.53	1.76	1.99	2.18	2.37	2.54	2.73	2.95	3.24	3.64	4.06	4.53	5.10	5.89	57
33	0.27	0.38	0.48	0.58	0.67	0.76	0.85	0.91	0.98	1.07	1.21	1.42	1.68	1.92	2.14	2.34	2.53	2.73	2.95	3.23	3.63	4.04	4.50	5.04	5.62	6.41	58
34	0.29	0.39	0.51	0.60	0.71	0.80	0.90	0.97	1.05	1.16	1.34	1.57	1.83	2.09	2.31	2.50	2.72	2.95	3.23	3.59	4.00	4.46	4.99	5.56	6.14	7.02	59
35	0.31	0.41	0.52	0.63	0.73	0.84	0.94	1.04	1.15	1.30	1.49	1.72	1.98	2.24	2.48	2.70	2.95	3.23	3.58	3.96	4.41	4.93	5.49	6.07	6.68	7.76	60
36	0.32	0.43	0.54	0.65	0.77	0.87	0.99	1.14	1.29	1.47	1.66	1.89	2.15	2.43	2.69	2.95	3.23	3.56	3.94	4.35	4.88	5.43	6.01	6.65	7.31	8.67	61
37	0.34	0.44	0.56	0.67	0.78	0.91	1.07	1.26	1.45	1.63	1.82	2.03	2.31	2.63	2.93	3.23	3.55	3.91	4.33	4.81	5.36	5.94	6.58	7.29	8.15	9.80	62
38	0.37	0.49	0.61	0.71	0.83	0.98	1.18	1.40	1.61	1.79	1.97	2.20	2.49	2.82	3.17	3.52	3.90	4.31	4.78	5.29	5.87	6.52	7.26	8.12	9.25	11.07	63
39	0.40	0.54	0.66	0.77	0.90	1.08	1.32	1.54	1.76	1.94	2.13	2.38	2.70	3.06	3.44	3.85	4.27	4.76	5.27	5.81	6.45	7.22	8.09	9.21	10.49	12.40	64
40	0.43	0.58	0.71	0.83	0.99	1.21	1.46	1.70	1.89	2.09	2.32	2.62	2.96	3.34	3.76	4.21	4.71	5.24	5.79	6.39	7.16	8.04	9.15	10.37	11.71	13.80	65
41	0.45	0.63	0.79	0.94	1.12	1.36	1.62	1.84	2.06	2.29	2.57	2.91	3.28	3.69	4.17	4.68	5.20	5.76	6.38	7.09	7.99	9.08	10.27	11.65	12.87	15.21	66
42	0.48	0.70	0.89	1.06	1.26	1.50	1.76	2.00	2.25	2.53	2.86	3.23	3.64	4.13	4.68	5.16	5.70	6.34	7.08	7.92	8.99	10.17	11.50	12.80	13.88	16.63	67
43	0.51	0.73	0.95	1.14	1.35	1.59	1.87	2.14	2.44	2.76	3.13	3.56	4.08	4.62	5.15	5.61	6.28	7.03	7.90	8.89	10.06	11.30	12.59	13.80	15.22	18.16	68
44	0.54	0.78	1.00	1.20	1.41	1.68	1.99	2.33	2.65	3.01	3.41	3.98	4.56	5.10	5.59	6.19	6.96	7.85	8.85	9.93	11.15	12.42	13.69	15.01	16.63	19.73	69
45	0.60	0.84	1.05	1.26	1.51	1.80	2.16	2.53	2.92	3.29	3.79	4.46	5.03	5.52	6.07	6.85	7.77	8.78	9.86	10.99	12.23	13.50	14.77	16.51	18.48	21.65	70
46	0.65	0.88	1.09	1.32	1.61	1.97	2.37	2.80	3.22	3.67	4.26	4.93	5.48	5.97	6.76	7.69	8.73	9.84	10.97	12.11	13.34	14.58	16.25	18.37	20.77	23.80	71
47	0.71	0.92	1.14	1.41	1.75	2.14	2.60	3.08	3.55	4.12	4.72	5.37	5.92	6.59	7.57	8.66	9.81	10.97	12.11	13.23	14.39	16.00	18.09	20.66	23.47	26.68	72
48	0.77	0.99	1.24	1.54	1.89	2.31	2.81	3.35	3.89	4.56	5.14	5.80	6.46	7.35	8.52	9.76	10.95	12.11	13.23	14.26	15.77	17.81	20.35	23.34	26.34	29.70	73
49	0.81	1.08	1.37	1.69	2.06	2.50	3.03	3.65	4.22	4.88	5.55	6.33	7.21	8.27	9.57	10.93	12.11	13.23	14.24	15.55	17.56	20.06	22.99	26.21	29.30	32.86	74

2001 Valuation Basic Table - Male - Nonsmoker - 1000qx

Issue Table	Duration																										Att Age
	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16	17	18	19	20	21	22	23	24	25	Ultimate
50	0.89	1.19	1.51	1.86	2.23	2.69	3.28	3.93	4.52	5.20	6.03	7.06	8.19	9.43	10.73	12.11	13.21	14.21	15.49	17.33	19.78	22.67	25.81	29.14	32.37	36.32	75
51	0.98	1.34	1.70	2.06	2.44	2.92	3.51	4.16	4.84	5.63	6.68	8.02	9.34	10.63	11.79	13.19	14.17	15.41	17.25	19.52	22.36	25.46	28.72	32.22	35.74	40.08	76
52	1.07	1.49	1.90	2.29	2.68	3.14	3.74	4.45	5.25	6.26	7.56	9.12	10.52	11.42	12.79	14.13	15.33	17.15	19.40	22.08	25.13	28.35	31.78	35.59	39.52	44.47	77
53	1.11	1.61	2.07	2.52	2.94	3.43	4.09	4.93	5.86	7.10	8.62	10.29	11.31	12.45	13.81	15.25	17.05	19.28	21.68	24.83	27.99	31.37	35.12	39.38	43.88	49.61	78
54	1.15	1.73	2.27	2.74	3.18	3.75	4.54	5.55	6.64	8.09	9.70	11.04	12.32	13.67	15.17	16.95	19.16	21.60	24.37	27.68	31.01	34.69	38.88	43.74	48.96	55.56	79
55	1.19	1.86	2.46	2.94	3.44	4.14	5.11	6.28	7.50	9.04	10.34	11.95	13.52	15.09	16.85	19.04	21.52	24.15	27.15	30.67	34.30	38.42	43.20	48.84	54.86	62.05	80
56	1.24	1.99	2.63	3.18	3.77	4.63	5.77	7.08	8.37	9.62	11.17	13.01	14.90	16.75	18.92	21.50	24.13	26.85	30.02	33.88	37.95	42.67	48.23	54.71	61.28	69.45	81
57	1.29	2.09	2.81	3.47	4.20	5.21	6.49	7.88	9.20	10.72	12.52	14.53	16.53	18.80	21.47	24.10	26.82	29.67	33.16	37.50	42.15	47.64	54.05	61.13	68.60	77.12	82
58	1.39	2.23	3.02	3.81	4.73	5.88	7.23	8.63	9.93	11.64	13.68	16.12	18.55	21.18	24.06	26.78	29.64	32.76	36.68	41.66	47.07	53.40	60.40	68.45	76.20	85.36	83
59	1.52	2.39	3.28	4.22	5.31	6.58	7.98	9.34	10.60	12.52	14.85	17.75	20.90	23.74	26.72	29.58	32.71	36.24	40.74	46.54	52.77	59.68	67.64	76.05	84.35	94.49	84
60	1.70	2.59	3.57	4.67	5.91	7.28	8.70	10.04	11.29	13.46	16.18	19.44	23.16	26.36	29.51	32.64	36.17	40.24	45.50	52.18	58.99	66.84	75.13	84.16	93.33	104.68	85
61	1.91	2.83	3.89	5.11	6.51	7.98	9.41	10.72	11.98	14.49	17.53	21.01	24.85	29.11	32.55	36.08	40.16	44.92	50.99	58.34	66.08	74.26	83.18	93.15	103.43	115.99	86
62	2.15	3.10	4.25	5.60	7.13	8.70	10.17	11.52	12.86	15.66	18.90	22.50	26.53	31.12	35.98	40.05	44.81	50.34	57.00	65.38	73.44	82.24	92.08	103.26	114.64	128.32	87
63	2.30	3.42	4.74	6.23	7.86	9.52	11.09	12.56	14.07	17.07	20.47	24.27	28.62	33.70	39.68	44.68	50.21	56.25	63.86	72.68	81.36	91.09	102.12	114.49	126.86	141.51	88
64	2.41	3.76	5.27	6.91	8.68	10.45	12.17	13.84	15.55	18.72	22.33	26.48	31.32	37.04	43.89	50.05	56.09	63.00	70.98	80.54	90.14	101.04	113.25	126.73	139.93	155.38	89
65	2.47	4.09	5.83	7.68	9.59	11.51	13.38	15.24	17.17	20.57	24.52	29.15	34.62	41.18	49.01	55.90	62.81	70.02	78.63	89.25	100.02	112.09	125.40	139.84	153.70	169.81	90
66	2.51	4.61	6.53	8.52	10.69	12.74	14.71	16.73	18.93	22.65	27.07	32.29	38.56	46.04	54.64	62.65	69.82	77.55	87.07	98.96	110.89	124.07	138.34	153.59	167.99	183.19	91
67	2.68	5.20	7.30	9.45	11.94	14.09	16.19	18.35	20.81	24.97	29.95	35.94	43.08	51.30	61.01	69.66	77.36	85.90	96.59	109.74	122.77	136.88	151.96	167.89	181.24	197.07	92
68	3.11	5.85	8.17	10.49	13.07	15.65	18.19	20.72	23.29	28.04	33.79	40.65	48.56	57.92	68.29	77.20	85.71	95.31	107.13	121.50	135.46	150.38	166.14	181.16	195.01	211.63	93
69	3.52	6.59	9.15	11.64	13.69	17.46	20.03	22.50	25.41	30.83	37.32	44.82	53.70	63.56	74.74	85.57	95.12	105.75	118.64	134.08	148.85	164.43	179.30	194.94	211.55	226.96	94
70	3.96	7.42	10.23	12.92	14.29	19.35	21.73	24.36	29.77	36.13	43.48	52.18	61.86	72.82	85.45	94.99	105.57	117.15	130.97	147.35	162.76	177.45	192.91	211.50	226.83	242.98	95
71	5.12	8.37	11.45	13.60	16.68	20.98	23.34	29.46	33.26	40.29	48.58	57.85	68.36	80.47	94.57	105.45	116.98	129.35	143.97	161.14	175.68	190.97	211.47	226.76	242.88	257.32	96
72	6.61	9.43	12.82	15.90	19.04	22.34	25.90	29.84	34.37	42.01	50.51	60.20	71.41	84.47	99.56	116.78	129.20	142.22	157.49	173.96	189.09	211.44	226.72	242.86	257.32	272.49	97
73	7.76	11.57	14.98	18.03	20.88	23.79	27.05	32.84	36.34	44.28	53.29	63.73	75.93	90.04	106.19	124.37	142.10	155.63	170.07	187.28	211.41	226.69	242.80	257.32	272.49	288.55	98
74	9.19	12.82	16.47	19.94	23.05	25.96	31.36	35.20	39.28	48.05	57.91	69.45	82.84	98.18	115.49	134.77	155.54	168.11	183.15	211.38	226.66	242.76	257.32	272.49	288.55	305.55	99
75	10.86	13.68	17.86	22.29	25.20	29.93	34.07	38.44	47.98	57.38	68.97	82.28	97.55	114.77	133.96	155.54	168.06	181.09	211.35	226.63	242.72	257.32	272.49	288.55	305.55	323.54	100
76	11.16	15.26	19.75	24.44	28.52	32.92	37.53	46.25	56.86	68.49	81.73	96.92	114.06	133.15	154.18	167.80	180.79	211.32	226.60	242.68	257.32	272.49	288.55	305.55	323.54	342.58	101
77	11.50	16.52	21.73	27.19	31.83	36.65	44.61	55.42	62.68	78.49	93.31	110.06	128.75	149.34	165.74	180.53	211.00	226.57	242.64	257.32	272.49	288.55	305.55	323.54	342.58	362.74	102
78	12.21	17.77	23.85	30.78	35.81	43.03	54.04	61.90	78.17	93.21	109.94	128.60	149.17	165.54	180.29	210.72	226.26	242.60	257.28	272.49	288.55	305.55	323.54	342.58	362.74	384.06	103
79	13.14	19.33	26.64	34.99	41.54	52.70	61.15	76.89	83.87	99.88	117.52	137.03	157.11	178.13	210.48	225.99	242.31	256.96	272.45	288.55	305.55	323.54	342.58	362.74	384.06	406.63	104
80	14.13	21.51	30.14	40.09	51.42	60.40	75.65	82.96	95.96	113.48	132.60	152.32	173.85	210.27	225.76	242.05	256.69	272.16	288.51	305.55	323.54	342.58	362.74	384.06	406.63	430.21	105
81	15.38	24.31	34.66	46.46	59.74	74.47	82.09	95.04	108.69	127.63	146.94	172.66	210.09	225.56	241.84	256.46	271.91	288.25	305.52	323.54	342.58	362.74	384.06	406.63	430.21	455.16	106
82	17.06	28.00	40.37	54.20	69.48	81.26	94.17	107.84	114.86	146.71	172.53	209.93	225.39	241.65	256.26	271.70	288.03	305.29	323.51	342.58	362.74	384.06	406.63	430.21	455.16	481.56	107
83	19.65	32.82	47.35	63.24	80.51	93.33	107.03	114.13	146.18	172.41	209.78	225.23	241.49	256.08	271.52	287.84	305.10	323.32	342.55	362.74	384.06	406.63	430.21	455.16	481.56	509.49	108
84	23.55	38.90	55.52	73.42	92.51	106.26	113.42	145.53	171.99	209.65	225.09	241.34	255.93	271.36	287.68	304.94	323.16	342.41	362.71	384.06	406.63	430.21	455.16	481.56	509.49	539.05	109
85	28.89	46.29	64.88	84.51	105.50	112.74	144.92	171.60	209.19	224.97	241.21	255.80	271.22	287.54	304.80	323.03	342.28	362.61	384.05	406.63	430.21	455.16	481.56	509.49	539.05	570.31	110
86	35.59	54.95	75.38	97.01	112.09	144.33	171.06	208.76	224.52	241.09	255.67	271.10	287.42	304.68	322.91	342.18	362.53	384.00	406.63	430.21	455.16	481.56	509.49	539.05	570.31	603.39	111
87	43.42	65.29	88.02	111.44	143.79	170.55	208.38	224.11	240.66	255.57	270.99	287.30	304.57	322.81	342.08	362.45	383.95	406.63	430.21	455.16	481.56	509.49	539.05	570.31	603.39	638.38	112
88	52.86	78.07	103.36	143.23	170.08	208.02	223.74	240.27	255.17	270.89	287.21	304.47	322.72	342.00	362.39	383.91	406.63	430.21	455.16	481.56	509.49	539.05	570.31	603.39	638.38	675.41	113
89	65.22	94.02	137.72	169.60	207.71	223.40	239.92	254.80	270.53	287.12	304.38	322.63	341.93	362.33	383.88	406.63	430.21	455.16	481.56	509.49	539.05	570.31	603.39	638.38	675.41	714.58	114
90	81.90	131.34	165.80	207.39	223.09	239.59	254.47	270.19	286.79	304.31	322.56	341.87	362.29	383.85	406.63	430.21	455.16	481.56	509.49	539.05	570.31	603.39	638.38	675.41	714.58	756.03	115
91	123.13	161.42	207.08	222.79	239.30	254.17	269.89	286.49	304.02	322.50	341.81	362.24	383.82	406.63	430.21	455.16	481.56	509.49	539.05	570.31	603.39	638.38	675.41	714.58	756.03	799.88	116
92	155.82	206.76	222.48	239.02	253.90	269.62	286.22	303.77	322.26	341.76	362.20	383.80	406.63	430.21	455.16	481.56	509.49	539.05	570.31	603.39	638.38	675.41	714.58	756.03	799.88	846.27	117
93	206.45	222.18	238.73	253.64	269.37	285.98	303.53	322.05	341.57	362.17	383.78	406.63	430.21	455.16	481.56	509.49	539.05	570.31	603.39	638.38	675.41	714.58	756.03	799.88	846.27	895.36	118
94	221.88	238.44	253.37	269.12	285.76	303.32	321.85	341.41	362.03	383.76	406.63	430.21	455.16	481.56	509.49	539.05	570.31	603.39	638.38	675.41	714.58	756.03	799.88	846.27	895.36	947.29	119
95	238.15	253.10	268.88	285.54	303.12	321.67	341.25	361.92	383.70	406.63	430.21	455.16	481.56	509.49	539.05	570.31	603.39	638.38	675.41	714.58	756.03	799.88	846.27	895.36	947.29	1000.00	120
96	252.83	268.63	285.32	302.93	321.51	341.11	361.81	383.64	406.63	430.21	455.16	481.56	509.49	539.05	570.31	603.39	638.38	675.41	714.58	756.03	799.88	846.27	895.36	947.29	1000.00
97	268.38	285.10	302.74	321.35	340.98	361.71	383.58	406.63	430.21	455.16	481.56	509.49	539.05	570.31	603.39	638.38	675.41	714.58	756.03	799.88	846.27	895.36	947.29	1000.00
98	284.88	302.55	321.19	340.86	361.62	383.53	406.63	430.21	455.16	481.56	509.49	539.05	570.31	603.39	638.38	675.41	714.58	756.03	799.88	846.27	895.36	947.29	1000.00
99	302.36	321.03	340.73	361.54	383.48	406.63	430.21	455.16	481.56	509.49	539.05	570.31	603.39	638.38	675.41	714.58	756.03	799.88	846.27	895.36	947.29	1000.00

SCHEDULE A – Exhibit A.5 Frasierization Method

Frasierization Method for Joint and Last Survivor Plans

(Attached)

Exhibit A.5

Frasierization Method for Joint and Last Survivor Plans

The Joint and Last Survivor Reinsurance Premiums are calculated using each individual’s Yearly Renewable Term (YRT) reinsurance premium rates specified in the Reinsurance Premiums section and the formula described below.

This is non-standard notation designed to fit with the Reinsurance Administration processing. If no rounding is specified, calculations should be rounded to ten decimal places.

x	=	Issue age of younger insured
y	=	Issue age of older insured
t	=	Duration for which the premium is to be calculated

dqx, dqy= Annual Single Life Premium rate for younger (x) insured or older (y) insured at duration d, is derived as follows:

1.	Look up the premium rate for this insured from the Premium Rates table (Containing the Annual individual insured’s Life RPR Rates per thousand specified above).

2.	Look up and apply any substandard extra percentage applicable to this rate (round to two decimal places).

3.	If Flat Extra applies to this insured and is still in effect, add the annual flat extra premium rate per thousand, net of allowances

4.	Divide by 1,000

dPx	=	(1 – 1qx) * (1 – 2qx) * ... * (1 – dqx )
dPy	=	(1 – 1qy) * (1 – 2qy) * ... * (1 – dqy )
dPxy	=	dPx + dPy – (dPx ) * (dPy)

qxy	=	Frasierized annual premium rate per dollar, derived as follows:

If t = 1 then qxy = 1 – 1Pxy

If (y + t) is greater than 120 then qxy = tqx

In all other situations qxy = 1 – tPxy / t-1Pxy

Multiply by 1,000 to get the Frasierized annual premium rate per thousand.

Select the larger of the calculated rate and the Minimum Annual Rate ($0.12 per thousand).

If premiums are paid monthly divide this rate by twelve to get the monthly rate (round to five decimal places).

Apply the rate per 1000 to the Reinsurance NAR (round to two decimal places).